UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2008

SILICON GRAPHICS, INC.

(Exact name of registrant specified in its charter)

Delaware	001-10441	94-2789662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1140 East Arques Ave., Sunnyvale, California 94085

(Address of principal executive offices, including Zip Code)

Registrant’s telephone, including area code: (650) 960-1980

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 4, 2008, Silicon Graphics, Inc. (the “Company”) and certain of the Company’s subsidiaries (with the Company, the “Borrowers”) entered into the Third Amendment to the Senior Secured Credit Agreement (the “Amendment”) with Morgan Stanley Senior Funding, Inc., as lending agent (the “Lenders”). The Senior Secured Credit Agreement, dated October 17, 2006, provided the Borrowers with a term loan facility and a line of credit.

The Amendment increases the principal amount of the term loan from $85 million to $127.5 million. Term loan repayment obligations remain at $4,250,000 from December 26, 2008 through September 25, 2009, and increase to provide quarterly payments of $5,250,000 starting on December 25, 2009 and payable through September 24, 2010, and quarterly payments of $6,250,000 starting on December 24, 2010 and payable through June 24, 2011, with a maturity date payment of $70,750,000. The call premiums for the term loan and revolving credit commitments were increased to two percent. The interest rates on both the term loan and the line of credit remained the same, with floors added for the LIBOR rate of 3.5% and the Alternative Base Rate of 6.25%. The Amendment also allows us to establish securities, deposit or other accounts of up to $3 million to secure performance bonds and guarantees, surety bonds, letters of credit and other similar obligations. A three percent fee was also incurred on the $42.5 million added to the term loan.

Item 2.02.	Results of Operations and Financial Condition.

On February 5, 2008, the Company announced its financial results for the quarter ended December 28, 2007. A copy of the press release announcing the Company’s financial results is included as an exhibit to and incorporated by reference in this Current Report on Form 8-K. The information contained in this paragraph and in exhibit 99.1 is furnished pursuant to Item 2.02 of Form 8-K and is not intended to be incorporated by reference into future filings under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless expressly incorporated by reference in such filings.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following document is filed as exhibit to this report:

99.1	Earnings Press Release dated February 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON GRAPHICS, INC.

Date:	February 5, 2008	By:	/s/ Kathy Lanterman
		Name:	Kathy Lanterman
		Title:	Senior Vice President and Chief Financial Officer